Nicor Inc.
Form 8-K
Exhibit 10.03

AMENDMENT TO
CHANGE-IN-CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Amendment”) is entered into by and between Nicor Inc. (the “Company”), an Illinois corporation, and _______________ (the “Executive”) effective this 8th day of November, 2011.

Executive and the Company have entered into an Amended and Restated Change-in-Control Agreement dated __________ (the “CIC Agreement”).  The Company and Executive mutually desire to amend the CIC Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the CIC Agreement is hereby amended as follows:

1.           By substituting the following for Section 5.1.6 of the CIC Agreement:

“5.1.6           If the Executive is eligible to participate in the Company’s nonqualified supplemental executive retirement plan (“SERP”) (regardless of whether the Executive actually participates or previously participated in the SERP on the Termination Date) then on the Termination Date, the amount payable under subsection 5.1.1.3 of this Agreement shall be taken into account for purposes of determining the amount of benefits to which the Executive is entitled under the SERP, including if Executive was not a participant in the SERP in creating a benefit under the SERP; provided that such amount shall be taken into account as though it was earned equally over the Severance Period, and further provided that the Executive shall be deemed to have attained the age he or she would have attained as of the last day of the Severance Period, and completed the number of years of service he or she would have completed as of the last day of the Severance Period.  The Severance Period shall be taken into account for purposes of determining the amount of and eligibility to begin to receive benefits under the SERP.”

2.           By substituting the following for Section 5.1.7 of the CIC Agreement:

“5.1.7           If the Executive is eligible to participate in the Company’s nonqualified Supplemental Senior Officer Retirement Plan (“SSORP”) (regardless of whether the Executive actually participates or previously participated in the SSORP on the Termination Date), then (i) on the Termination Date the Executive shall become fully vested in all contributions (and in any earnings applied to such contributions) made by the Company on behalf of the Executive under the SSORP or any successor plan, if applicable, and (ii) the Company shall pay to the Executive, within five business days of the Payment Date, an amount equal to the product of (x) the Annual Deferral Percentage (as defined in the SSORP) used for the most recently completed SSORP Plan Year, times (y) the amount payable under subsection 5.1.1.3 of this Agreement.”

In all other respects the CIC Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the date first above written.

[Executive’s Name]

Nicor Inc.

By:       /s/ Claudia Colalillo
Claudia Colalillo
SVP Human Resources and Corporate Communications